UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2009

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 North Sixth Street, Indiana, PA	15701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On or about March 16, 2009, First Commonwealth Financial Corporation (the “Company,” or “we”) mailed a Proxy Statement describing the matters to be voted on by our shareholders at the annual meeting to be held on April 20, 2009, including the approval of the First Commonwealth Financial Corporation Incentive Compensation Plan (the “Plan”) and the issuance of up to 6,000,000 shares of common stock thereunder.

Based on feedback that we received from RiskMetrics Group (formerly Institutional Shareholder Services), our Board of Directors approved an amendment to Section 4.1(a) of the Plan that (a) reduces the number of shares of common stock available for issuance under the Plan from 6,000,000 to 5,000,000 Shares and (b) modifies the so-called “share recycling” provision of the Plan. A share recycling provision specifies when shares that were subject to awards previously granted under the Plan can be reissued under new awards. The amendment (1) eliminates a feature of this provision that would allow us to reissue shares that were delivered to pay all or a portion of the exercise price of an award or to satisfy all or a portion of the tax withholding obligations relating to an award and (2) clarifies that an award of stock appreciation rights, or SARs, reduces the shares available under the Plan by the total number of shares to which the SAR award relates, and not just the net amount of shares actually issued upon exercise of the award.

The Plan was filed as Annex I to the Proxy Statement. The text of Section 4.1(a) of the Plan, as amended, is set forth below.

(a) Subject to adjustment as provided in Section 4.2 herein, the aggregate number of Shares that may be delivered under the Plan at any time shall not exceed five million (5,000,000) Shares. Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. To the extent that shares of Stock subject to an outstanding Award are not issued by reason of the failure to earn the shares issuable under, or the forfeiture, termination, surrender, cancellation or expiration while unexercised of, such Award, then the shares of Stock subject to such Award shall, to the extent of such forfeiture or cancellation, again be available for Awards under the Plan. Shares of Stock shall not again be available if such Shares are surrendered or withheld as payment of either the exercise price of an Award or of withholding taxes in respect of an Award. An Award of SARs reduces the Shares available under the Plan by the total number of Shares to which the SAR Award relates, not just the net amount of Shares actually issued upon exercise of the Award, and Shares of Stock not issued upon exercise or settlement of such Award shall not again be available for Awards under the Plan. Awards settled solely in cash shall not reduce the number of shares of Stock available for Awards. The Committee may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate.

This amendment was approved by the Board of Directors on April 6, 2009, and is subject to, and effective upon, the approval of the Plan by our shareholders at the annual meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2009

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ Edward J. Lipkus, III
Name:	Edward J. Lipkus, III
Title:	Executive Vice President and Chief Financial Officer